EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements:

•	Registration Statements (Form S-8 Nos. 333-161844, 333-159900, 333-158632, 333-49580, 333-73147, 333-111038, 333-146346, 333-108696, 333-185438, 333-200840, 333-214123 and 333-267556) pertaining to the employee benefit plans of Korn Ferry;
of our reports dated June 28, 2024, with respect to the consolidated financial statements of Korn Ferry and subsidiaries and the effectiveness of internal control over financial reporting of Korn Ferry and subsidiaries included in this Annual Report (Form 10-K) of Korn Ferry and subsidiaries for the year ended April 30, 2024, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Los Angeles, California
June 28, 2024